Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 18, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests (Note 1) and convertible debt instruments (Note 1), as to which the date is May 5, 2009, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in The Goodyear Tire & Rubber Company’s Current Report on Form 8-K, dated May 5, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Cleveland, Ohio
February 2, 2010